Exhibit 10(j)(xix)



                                        November 21, 1994




Mr. Nelson J. Rohrbach
President and Chief Executive Officer
Cleo Inc
4025 Viscount
Memphis, TN   38118

Dear Jack:

Cleo Inc and I are very pleased that you have agreed to serve as President and Chief Executive Officer of Cleo Inc (the "Company"). As President and Chief Executive Officer, you will report directly to the Board of Directors of the Company and will be responsible for overseeing all aspects of the Company. You will be based in our Headquarters' offices in Memphis, Tennessee. The following terms and conditions will govern your service to the Company:

1. You will serve the Company on a full-time basis as a senior executive employee, and the Company will employ you as such, for a period of three (3) years commencing June 1, 1994 and ending May 31, 1997 unless you are terminated at an earlier date pursuant to paragraph 10 or 11 of this Agreement. Your annual salary will be $240,000. Your base salary will be reviewed after 15 months, consistent with Company policy.

     At the expiration of the three-year term stated above, this Agreement shall extend indefinitely until terminated by the Company for any reason and at any time upon giving you one (1) year advance written notice. This Agreement at all times shall remain subject to earlier termination for cause.

2. As a participant in the Company's Executive Bonus Program, you will have the opportunity to earn a bonus in addition to your base salary based upon the Company's results and, to a lesser degree, upon our parent company's, Gibson Greetings, Inc.'s ("Gibson"), corporate results. You are guaranteed a minimum bonus for 1994 equivalent to at least the amount you would have received under The Paper Factory of Wisconsin, Inc.'s bonus plan had you remained as President of The Paper Factory throughout 1994.

3. As additional consideration for this Agreement, and contingent upon approval by the Compensation Committee of Gibson, you will be granted options for 30,000 shares of the common stock of Gibson. The options shall become vested at a rate of thirty-three and one-third percent (33 1/3%) on each of the first three anniversaries of the grant date. Such vesting and subsequent exercisability shall be conditioned upon your continuing to be employed by the Company on each subsequent anniversary date.

4. You will be provided with a Company car (Cadillac or Lincoln class) in accordance with the Company car program. The
     Company will provide adequate insurance for the automobile and occupants and will pay all required maintenance and operating expenses.

5. You will be eligible for four (4) weeks of paid vacation during each year this Agreement remains in effect.

6. You will be eligible for the Company's standard medical (for which we will waive the usual waiting period), life insurance, long-term disability and travel insurance and the Company's 401(k) Plan, in accordance with the provisions of those plans.

7. You will be immediately eligible for participation in the Company's Non-Contributory Retirement Income Plan. In addition, you will be recommended to Gibson's Board of Directors' Compensation Committee for participation in the Supplemental Executive Retirement Plan (SERP).

8. You will be covered by the Company's special benefit programs for executives which include: executive physical examinations, life insurance, and tax preparation and estate planning assistance. The amount of your life insurance shall be three (3) times your annual salary, not to exceed $600,000.

9. The Company will provide membership in TPC at Southwind for your use and shall reimburse you the amount of the annual dues for such membership.

10. In the event you are unable to perform your duties hereunder due to illness or other incapacity, which incapacity continues for more than six (6) consecutive or nonconsecutive months in any twelve (12) month period, the Company shall have the right, on not less than thirty (30) days' written notice to you, to terminate this Agreement. In the event of your death during your employment hereunder, your salary shall cease as of the last day of the sixth full calendar month following the month in which your death occurs. Except for such salary continuation rights and except for certain stock option rights, this Agreement shall terminate as of the date of death.

11. In the event you voluntarily terminate your employment during the term of this Agreement, or if the Company terminates this Agreement and your employment for cause, your right to all compensation hereunder shall cease as of the date of such termination. As used in this Agreement, "cause" shall mean dishonesty, gross negligence, or willful misconduct in the performance of your duties or a willful and material breach of this agreement. Termination of employment shall terminate this Agreement with the exception of the provisions of Paragraph 11.

12. Also, in the event you voluntarily terminate your employment hereunder, or in the event that the Company terminates this agreement and your employment for cause, you agree that you shall not engage in the business of selling greeting cards, gift wrap or other items similar to those sold by the Company, or engage in trade or business development relating to greeting cards, gift wrap or other products similar to those sold by the Company, either personally or as an employee, agent, distributor, partner, shareholder or otherwise in any territory or division which you performed services on behalf of the Company during your last twelve (12) months of employment by the Company for a period of one (1) year from the date of termination of this agreement, regardless of the reason of termination. Additionally, you agree not to disclose to any person, either during the term or after the termination of this agreement, any information regarding the Company of a confidential nature, including, without limiting the generality of the foregoing, names of customers, trade secrets, future plans and sales methods, and internal financial information. This clause shall survive the termination of this agreement.

13. You will be eligible for reimbursement of expenses incurred in your relocation to the Memphis area in accordance with the Company's relocation plan.

14. Nothing herein is intended to be granted to you in lieu of any rights or privileges to which you may be entitled as an executive employee of the Company under any retirement, insurance, hospitalization, or other plan which may now or hereafter be in effect.

15. This Agreement shall inure to the benefit of and be binding upon you and your legal representatives as well as the Company, its successors and assigns including, without limitation, any person, partnership, corporation or other entity which may acquire all, or substantially all, of the Company's assets and business.

To indicate your acceptance of and willingness to be bound by this Agreement, please sign and return one duplicate original of this letter.

                                        Sincerely,

                                        GIBSON GREETINGS, INC.


                                        /s/ Benjamin J. Sottile



                                        Benjamin J. Sottile
                                        Chairman of the Board
                                        President and
                                        Chief Executive Officer

BJS/JET/dk


ACCEPTED AND AGREED TO:

/s/ Nelson J. Rohrbach

Nelson J. Rohrbach


Date: November 21, 1994


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